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                                                                      EXHIBIT 12

                                 Ropes & Gray
                              One Franklin Square
                              1301 K Street, N.W.
                                Suite 800 East
                             Washington, DC 20005

                                             October 30, 2000


Fifth Third Quality Growth Fund
Fifth Third Funds
3435 Stelzer Road
Columbus, Ohio 43219

Fifth Third Cardinal Fund
Fifth Third Funds
3435 Stelzer Road
Columbus, Ohio 43219

Ladies and Gentlemen:

          We have acted as counsel in connection with the Plan of Reorganization (the "Plan") as of June 21, 2000, between Fifth Third Funds (the "Trust"), a Massachusetts business trust, and two of its series, Fifth Third Quality Growth Fund ("Acquiring Fund"), and Fifth Third Cardinal Fund ("Target Fund"). The Plan describes a proposed transaction (the "Transaction") to occur today (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Section 7(h) of the Plan. Capitalized terms not defined herein are used herein as defined in the Plan.

          Target Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

          Acquiring Fund is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

          For purposes of this opinion, we have considered the Plan, the Target Fund Proxy Statement, dated as of July 25, 2000, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with a letter dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Acquiring and Target Fund Representation Letter").
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          Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

   (i) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

  (ii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

 (iii) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

  (iv) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

   (v) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

  (vi) The aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

 (vii) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

(viii) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code. Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

                                  Very truly yours,

                                  /s/ Ropes & Gray

                                  Ropes & Gray